Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (hereafter the “Agreement”) is made between BreathableBaby, LLC (“BreathableBaby-MN”), a Minnesota limited liability company; BreathableBaby, LLC (“Breathablebaby”), a Delaware limited liability company, formerly named BB Opco, LLC; Crown Crafts, Inc., a Delaware corporation; and Crown Crafts Infant Products, Inc., a Delaware corporation.

WHEREAS BreathableBaby-MN has alleged that Defendants infringe United States Patent No. 7,055,192 in BreathableBaby, LLC v. Crown Crafts, Inc. et al., Civil Action No. 12-cv-00094-PJS-TNL, now pending in the United States District Court for the District of Minnesota (hereafter the “Action”);

WHEREAS the Parties desire that the Action and any and all claims and counterclaims for patent infringement and damages be fully and finally settled; and

THEREFORE, with due consideration hereby acknowledged, the Parties agree as follows:

DefinitionS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.     “ASSERTED PATENT” shall mean U.S. Patent No. 7,055,192.

2.     “COVERED PRODUCTS” shall mean mesh crib liners with the percentages of mesh and overall height and length dimensions per the attached spec sheets (Appendix A and B) including: (a) a microfiber mesh liner product with 39.21% mesh (based on total area of all four pieces) with a manufacturing tolerance of +/- 4% of mesh such that the maximum amount of mesh shall never exceed 40.78%, the height of the liner cannot exceed 10 inches, and the height of the mesh cannot exceed 4.375 inches (attached as Appendix A); and (b) a polycotton mesh liner product with 38.70% mesh (based on total area of all four pieces) with a manufacturing tolerance of +/- 4% of mesh such that the maximum amount of mesh shall never exceed 40.25%, the height of the liner cannot exceed 10 inches, and the height of the mesh cannot exceed 4.375 inches (attached as Appendix B). The COVERED PRODUCTS may be made of less mesh and any fabric.

3.     “DEFENDANTS” and “DEFENDANT” shall mean, collectively and individually, Crown Crafts, Inc. and Crown Crafts Infant Products, Inc.

4.     “EFFECTIVE DATE” shall mean August 15, 2014, the date on which the PARTIES reached agreement.

5.      “PARTIES” shall mean BreathableBaby, Breathablebaby-mn and DEFENDANTS.

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6.     “PARTY” shall mean BreathableBaby, Breathablebaby-mn or DEFENDANT.

7.     “THIRD PARTY” shall mean any entity other than a PARTY to this Agreement.

product change/transition period/reporting

8.       DEFENDANTS shall not authorize, directly or indirectly, or themselves make, import, sell or offer to sell worldwide any mesh liner product other than the COVERED PRODUCTS after the EFFECTIVE DATE. All mesh liner products ordered by DEFENDANTS from manufacturers shall be at or below the percentages of mesh and heights illustrated in the product specifications of Appendices A-B.

9.       The PARTIES may disclose to a THIRD PARTY only the amount of mesh in the COVERED PRODUCTS consistent with the amount of mesh authorized by this Agreement and shown in Appendices A-B. DEFENDANTS agree to not market or otherwise describe the amount of mesh in the COVERED PRODUCTS as greater than the amount of mesh authorized by this Agreement and shown in Appendices A-B.

10.     The COVERED PRODUCTS shall be labeled “Licensed under BreathableBaby’s U.S. Patent No. 7,055,192” on the back of each package in the same font, font size and all caps style as “MADE IN CHINA” as shown in the NoJo Secure-Me® Crib Liner packaging language in Appendix D.

11.     DEFENDANTS agree to not order any more of their current mesh liner products worldwide, which are accused of infringement in this Action, and will not sell more than their current inventory as of the EFFECTIVE DATE of the products worldwide, products in transit from DEFENDANTS’ suppliers and products on order from DEFENDANTS’ suppliers as of the EFFECTIVE DATE, which together are no more than 36,552 units, during the transition periods defined below.

12.     During the six-month period beginning on the EFFECTIVE DATE of this Agreement (“Transition Period One”), DEFENDANTS will limit the amount of total units of the current mesh liner products sold to each current customer of these products to a quantity that is no more than double the average monthly sales of the previous twelve-months for that customer for each month during the six-month period. Notwithstanding the above, the PARTIES acknowledge that DEFENDANTS exceeded the per month limit on sales through October, and DEFENDANTS have agreed to not sell any more units under this paragraph.

13.     Notwithstanding Paragraph 12 defining Transition Period One, DEFENDANTS may sell any quantity of the current mesh liner products (not to exceed 36,552 units in total sales to all customers) to the following customers for a twelve-month period beginning from the EFFECTIVE DATE of this Agreement (“Transition Period Two”):

Burlington Coat Factory

TJ Maxx (including Marshalls, Winners Canada & Home Goods)

Ross Stores (including DD’s)

Tuesday Morning

Big Lots

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14.     DEFENDANTS will sell the current mesh liner products only to customers that will sell the products directly to consumers. DEFENDANTS shall not sell worldwide the current mesh liner products to any wholesaler or other customer who will re-sell the products to retailers, wholesalers or others after the EFFECTIVE DATE.

15.     Under no circumstances will DEFENDANTS sell any of the current mesh liner products to Target or Wal-Mart after the EFFECTIVE DATE.

16.     DEFENDANTS agree to provide a monthly report for each full fiscal month starting with December 5, 2014 by customer and quantity to BREATHABLEBABY showing all items of the current mesh liner products sold by DEFENDANTS during the transition periods, Transition Period One and Transition Period Two. DEFENDANTS’ fiscal month periods are included in Appendix E. The monthly report shall be emailed to Erik Swenson at erik.g.swenson@nortonrosefulbright.com and Steve Marton at smarton@visiocap.com

COVENANT NOT TO SUE

17.     Subject to the terms and conditions of this Agreement, including the payment provided under Paragraph 22, BREATHABLEBABY on behalf of itself and BREATHABLEBABY-MN hereby covenants not to sue DEFENDANTS for infringement of any patent, including any patent that may issue in the future, with respect to making, importing, using, selling, or offering to sell the COVERED PRODUCTS. The covenant set forth in this paragraph shall bind any and all successors and assigns (at any time in the future) of any patent, including any patent that may issue in the future. No rights or covenants are granted by BREATHABLEBABY or BREATHABLEBABY-MN except as expressly provided herein, whether by implication, estoppel or otherwise.

RELEASE

18.     Subject to the payment provided under Paragraph 22, BREATHABLEBABY and BREATHABLEBABY-MN irrevocably release and forever discharge DEFENDANTS and their officers, directors, employees, attorneys, agents, insurers, representatives, managers and members from all claims for patent infringement and damages in the Action.

19.     Each DEFENDANT irrevocably releases and forever discharges BREATHABLEBABY and BREATHABLEBABY-MN and their officers, directors, employees, attorneys, agents, insurers, representatives, managers and members from all counterclaims in the Action. BREATHABLEBABY and BREATHABLEBABY-MN shall have no liability or responsibility to anyone with respect to the COVERED PRODUCTS, including with respect to their quality, specifications, branding, performance, or compliance with applicable law or regulations.

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20.     Each PARTY irrevocably releases and forever discharges its officers, directors, employees, attorneys, agents, insurers, representatives, managers and members from any and all claims related to the Action.

Dismissal

21.     Within five (5) business days of the payment of the consideration under Paragraph 22, the PARTIES shall submit to the Court a motion for dismissal with prejudice of the Action and any claims and counterclaims thereunder in the form attached hereto as Appendix C. In addition, DEFENDANTS, BREATHABLEBABY and BREATHABLEBABY-MN agree to execute such additional papers and motions to be filed with the Court prior to filing a motion for dismissal as may be necessary to cause the Court to add BREATHABLEBABY as a real party in interest or effect a disposal of all issues before it and a dismissal with prejudice of the Action and any claims and counterclaims thereunder.

PAYMENT

22.     In full settlement of all claims of BREATHABLEBABY and BREATHABLEBABY-MN against DEFENDANTS in the Action, DEFENDANTS shall pay BREATHABLEBABY on or before December 12, 2014 a total, one-time lump sum amount of $850,000.00 (eight hundred and fifty thousand and no/100 U.S. Dollars) payable to BREATHABLEBABY by wire to:

Bank:

Account #:

Routing Number:

Account Name:

23.     The PARTIES agree this is a litigation settlement and no representation or admission is made that the foregoing consideration represents a reasonable royalty for the infringement alleged in the Action and no representation or admission is made with respect to the truth of any allegation contained in any claim, defense or counterclaim in the Action.

24.     All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the PARTY required to do so by applicable law.

EXPENSES

25.     Each PARTY shall be responsible for its own expenses (including attorneys’ fees and costs) incurred with respect to the Action and the Agreement.

WARRANTIES AND REPRESENTATIONS

26.     Each PARTY represents and warrants that: a) it has the right and authority to enter into this Agreement, to grant the rights and releases herein, to bind the PARTY to each and every obligation hereof and to fully comply with the terms and conditions of this Agreement; b) it has taken all steps required to enter into this Agreement; c) it is entering into this Agreement without violating the terms of any other agreement or arrangement; d) it has the power and authority to perform all transactions, duties and obligations set forth herein; and e) the person signing on behalf of such PARTY has the power to bind that PARTY.

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27.     BREATHABLEBABY represents and warrants that a) BREATHABLEBABY is the sole owner of and has legally valid title to the ASSERTED PATENT and all related patents and pending patent applications, including all continuations, continuations-in-part and divisionals that existed as of the EFFECTIVE DATE; and b) BREATHABLEBABY has the full right, power, and authority to grant the releases and covenants herein. BREATHABLEBABY will ensure the releases and covenants herein shall be binding on any and all successors and assigns of the ASSERTED PATENT and all related patent, pending patent applications, including all continuations, continuations-in-part or divisionals that existed as of the EFFECTIVE DATE.

28.     Each DEFENDANT represents and warrants it has the full right, power, and authority to grant the releases herein.

ASSIGNMENT

29.     Each DEFENDANT may assign its rights in this Agreement to a THIRD PARTY successor (the “SUCCESSOR”) upon the sale or transfer of all or substantially all of its assets or stock (through merger, sale, or any other type of transaction) (a “SALE TRANSACTION”); provided however that (i) the rights of such DEFENDANT hereunder so assigned, including any releases and covenants not to sue, extend only to COVERED PRODUCTS and will not extend to any other products, services, or activities conducted by the SUCCESSOR prior to, on or after the date of such SALE TRANSACTION; and (ii) the obligations of such DEFENDANT hereunder will similarly be assigned to the SUCCESSOR. Otherwise, DEFENDANT may not assign its rights in this Agreement.

NON-CONTEST

30.     DEFENDANTS shall not contest or assist in the contest in any forum, including without limitation the United States Patent and Trademark Office or any court, the validity or enforceability of any claim of the ASSERTED PATENT. Assisting in the contest shall without limitation include directly or indirectly funding the contest, participating in the contest or disclosing evidence or arguments in support of the contest, except as allowed under Paragraph 36.

TERMINATION; AGREEMENT OBLIGATIONS NOT RELEASED

31.     This Agreement will remain in full force and effect until the earliest to occur of the following events: (1) the expiration of the ASSERTED PATENT, or (2) the entry of a final, non-appealable judgment by a court of competent jurisdiction that claims 9 and 12-14 of the ASSERTED PATENT are invalid or unenforceable, in which case the promises by DEFENDANTS in Paragraphs 8-16 and the covenant by BREATHABLEBABY in Paragraph 17 are void.

32.     Notwithstanding anything to the contrary herein, the PARTIES reserve all rights and remedies, including damages and equitable relief (other than recession, termination or reformation of this Agreement to the extent not expressly provided for herein) for breach of this Agreement by another PARTY and nothing herein releases any PARTY from its respective obligations under this Agreement or prevents any PARTY from enforcing the terms and conditions of this Agreement against another PARTY.

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NOTICES AND OTHER COMMUNICATIONS

33.     Any notice related to this Agreement shall be in writing and shall be effective when received by registered mail, personally, or by recognized overnight courier addressed to the PARTIES respectively, at the following addresses:

If to BREATHABLEBABY, LLC, a Delaware company, or BREATHABLEBABY, LLC, a Minnesota company:

Ian Schaffer

BreathableBaby, LLC

2841 Hedberg Drive

Minnetonka, MN 55305

ian@breathablebaby.com

With a copy to:

Erik G. Swenson

Fulbright & Jaworski, LLP

2100 IDS Center, 80 South Eight Street

Minneapolis, MN 55402-2112

Erik.g.swenson@nortonrosefulbright.com

If to Crown Crafts, Inc. or Crown CraftS Infant Products, Inc.:

Randall Chestnut

Crown Crafts, Inc.

916 S. Burnside Avenue

Gonzales, LA 70737

With a copy to:

Phil McKinney
Rogers & Hardin LLP

229 Peachtree Street, NE

2700 International Tower

Atlanta, Georgia 30303

           and

Ruth Rivard

Stinson Leonard Street LLP

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

34.     Each PARTY may give written notice of a change of its address to the other PARTY, which address shall subsequently replace the respective address set forth in the immediately preceding paragraph of this Agreement.

CONFIDENTIALITY REGARDING litigation and SETTLEMENT

35.     Each PARTY, including its officers and representatives agrees that it will maintain in confidence and not disclose to any THIRD PARTY: (i) the Agreement or any of its terms except as disclosed in the joint press release provided in Paragraph 43; (ii) any drafts of this Agreement or any correspondence and other materials or documents drafted, produced, and or exchanged between the PARTIES in connection with this Agreement; or (iii) the content or the PARTIES’ discussions and negotiations regarding this Agreement and settlement of the Action; or (iv) documents or information related to the validity or invalidity of the ASSERTED PATENT. The information, documents and materials specified in sub-paragraphs (i) – (iv) of this paragraph are collectively referred to as the “Confidential Information.” Confidential Information shall not include information that was already publically known at the time of its disclosure.

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36.     As an exception to the preceding paragraph of this Agreement, a PARTY may disclose Confidential Information: (a) with written permission of the other PARTY, (b) as required by valid subpoena, document request or court order; (c) to any governmental body having jurisdiction and specifically requiring such disclosure (including applicable securities laws and regulations, it being understood that DEFENDANTS represent that they are required by the Securities and Exchange Commission to and will file this Agreement with the Securities and Exchange Commission), (d) to a PARTY’S accountants, legal counsel, tax advisors, and other financial and intellectual property advisors subject to obligations of confidentiality and/or privilege at least as stringent as those contained herein, or (e) to a counterparty, in connection with a proposed merger, acquisition, financing or similar transaction. If a PARTY receives a valid request, subpoena or is ordered by court to produce Confidential Information, that responding PARTY shall immediately notify the other PARTY in writing and provide a copy of the subpoena, request or order, and shall provide no less than ten (10) business days’ notice of the proposed release of such information unless such judicial or governmental order, law, or regulation requires a shorter period for compliance, in which case that responding PARTY must provide notice as soon as reasonably possible. The other PARTY must notify the responding PARTY promptly whether it intends to raise objections to the order, subpoena or request, in whole or in part, and what those objections are. If the other PARTY has no objections, the responding PARTY may proceed to respond to the request, including the production of any requested documents. If the other PARTY chooses to contest the request, the other PARTY will be responsible for raising and litigating its own objections in response to the request, at its own expense. Upon reasonable and timely request by the other PARTY, the responding PARTY will seek a reasonable extension of time to respond or object to the request. In that event, the responding PARTY will not respond to the order, subpoena or document request or produce documents earlier than the due date for such a response or document production, including any valid extension of time granted by order of the court or by binding agreement among counsel. If no court order or binding agreement among counsel has relieved the responding PARTY of the obligation to comply with the request by the due date for the request (or the extended due date, if applicable), the responding PARTY may respond to the document request, including by producing documents. Confidential Information produced under this paragraph must be produced under a protective order that protects the produced Confidential Information with obligations at least as stringent as those under which the Confidential Information was designated during the Action or if there was no prior designation, as “Outside Attorneys’ Eyes Only.”

37.     Notwithstanding Paragraph 35, the PARTIES may disclose to a THIRD PARTY that DEFENDANTS are not allowed to make or sell a crib liner product with a greater amount of mesh than the COVERED PRODUCTS and that such COVERED PRODUCTS will include a label as defined under paragraph 10.

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MISCELLANEOUS PROVISIONS

38.     Choice of Law: This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

39.     Merger: The PARTIES acknowledge that this Agreement sets forth the entire agreement and understanding of the PARTIES as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument executed to by authorized persons for the PARTIES.

40.     Authority to Bind: Any person purporting to have the authority to enter into this Agreement on behalf of or for the benefit of any PARTY hereby warrants that he or she has such authority.

41.     Rights and Obligations of Persons Not Parties: Nothing contained in this Agreement shall be deemed to create rights and obligations in persons not PARTIES hereto other than as set forth herein.

42.     Advice of Counsel: Each PARTY acknowledges that it has read and understands this Agreement, has received competent advice of counsel in the matter, and agrees to be bound by its terms.

43.     Publicity: The PARTIES agree to issuing a joint press release as follows:

For immediate release	December xx, 2014

Crown Crafts and BreathableBaby Settle Patent Litigation

Gonzales, Louisiana and Minneapolis, Minnesota – Crown Crafts, Inc. (NASDAQ-CM: CRWS) and BreathableBaby, LLC jointly announced today that they have reached a settlement with respect to a patent infringement lawsuit filed in January 2012 by BreathableBaby in Minneapolis regarding its U.S. Patent No. 7,055,192, which claims certain innovations concerning mesh crib liners. Crown Crafts has agreed to pay BreathableBaby $850,000.

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“We are pleased that we were able to reach an amicable agreement, and now we can devote our full attention to operating our business,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “A one-time charge was recorded in the second quarter of our 2015 fiscal year, which ended September 28, 2014, that will impact our full-year net income on an after-tax basis by approximately $530,000, or $0.05 per share.”

In a statement released by BreathableBaby, they said "We are pleased with the outcome of the case and will continue to enforce our patent rights against other competitors as necessary to protect our intellectual property".

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

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About Breathable Baby, LLC

Founded in 2002, BreathableBaby designs, manufactures and sells infant bedding, clothing and toys under the BreathableBaby™ Brand name. The cornerstone of the company is their patented breathable mesh crib liner, which offers an alternative to conventional crib bumpers. The Company’s products are available in most major retailers in the U.S., including Target, Babies R’ Us, Buy Buy Baby, Walmart and Amazon.com. The Company’s website is www.BreathableBaby.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

At Crown Crafts, Inc.:

Olivia Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

44.     Counterpart Execution: This Agreement may be executed in multiple counterparts and by facsimile and/or by e-mail, and all executed counterparts together shall constitute the original instrument.

45.     Severability: If any provision or any part of any provision of this Agreement shall for any reason be held to be invalid, unenforceable or contrary to public policy or any law or judicial decision, then the remaining provisions of this Agreement, and the remaining portions of any provisions, shall not be affected thereby and shall remain in full force and effect.

46.     Construction of Agreement: This Agreement is the product of negotiation and preparation by and among each PARTY hereto and their respective attorneys. Accordingly, all PARTIES hereto acknowledge and agree that this Agreement shall not be deemed prepared or drafted by one PARTY or another, or the attorneys for one PARTY or another, and shall be construed accordingly.

47.     Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly stated in writing by the PARTY making the waiver. No waiver of any provision shall be binding in any event unless executed in writing by the PARTY making the waiver.

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IN WITNESS WHEREOF, the PARTIES have executed this Agreement on the date set forth below.

BREATHABLEBABY, LLC,	CROWN CRAFTS, INC.

A DELAWARE COMPANY	A DELAWARE COMPANY
By: /s/ Steve Marton	By: /s/ E. Randall Chestnut
Printed Name: Steve Marton	Printed Name: E. Randall Chestnut
Title: Board Member	Title: President / CEO
Dated: 12/5/2014	Dated: 12/5/2014

BREATHABLEBABY, LLC.	CROWN CRAFTS INFANT PRODUCTS, INC.

A MINNESOTA COMPANY	A DELAWARE COMPANY
By: /s/ Steve Marton	By: /s/ E. Randall Chestnut
Printed Name: Steve Marton	Printed Name: E. Randall Chestnut
Title: Board Member	Title: Vice President
Dated: 12/5/2014	Dated: 12/5/2014

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